                                                                   Exhibit 2.6


                          EAGLE-PICHER INDUSTRIES, INC.
                   PERSONAL INJURY SETTLEMENT TRUST AGREEMENT


         This Trust Agreement is among Eagle-Picher Industries, Inc., an Ohio corporation and debtor in possession ("EAGLE-PICHER"), and its affiliates, Daisy Parts, Inc., Transicoil, Inc., Michigan Automotive Research Corp., EDI, Inc., Eagle-Picher Minerals, Inc., Eagle-Picher Europe, Inc., and Hillsdale Tool & Manufacturing Co. ("SETTLORS"), and James J. McMonagle, Ruth McMullin, and Daniel M. Phillips, as Trustees ("TRUSTEES"), pursuant to the Third Amended Consolidated Plan of Reorganization of Eagle-Picher and its affiliated debtors, dated August 28, 1996 (the "PLAN").

         WHEREAS, at the time of the entry of the order for relief in the Chapter 11 Cases, Eagle-Picher was named as a defendant in personal injury, wrongful death, and property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products; and

         WHEREAS, Eagle-Picher and its affiliated debtors (collectively, the "DEBTORS") have reorganized under the provisions of Chapter 11 of the Bankruptcy Code in cases pending in the United States Bankruptcy Court for the Southern District of Ohio, Western Division, known as IN RE EAGLE-PICHER INDUSTRIES, INC., ET AL., Consolidated Case No. 1-91-00100 ("CHAPTER 11 CASES"); and

         WHEREAS, the Plan, filed by the Debtors, the Legal Representative for Future Claimants appointed by the Bankruptcy Court pursuant to its order of October 31, 1991 and the Bankruptcy Court-appointed committee composed of the representatives of certain tort claimants of the Debtors ("INJURY CLAIMANTS' COMMITTEE") has been confirmed by the Bankruptcy Court; and

         WHEREAS, the Plan provides, inter alia, for the creation of the Eagle-Picher Industries, Inc. Personal Injury Settlement Trust ("PI TRUST"); and

         WHEREAS, pursuant to the Plan, the PI Trust is to be funded in whole or in part by the securities of the Debtors and by the obligation of the Debtors to make future payments, including dividends; and

         WHEREAS, pursuant to the Plan, the PI Trust is to own a majority of the voting shares of Eagle-Picher; and

         WHEREAS, pursuant to the Plan, the PI Trust is to use its assets or income to pay Claims and Demands, as defined in Sections 101(5) and 524(g)(5) of the Bankruptcy Code respectively, against the Debtors; and


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         WHEREAS, the Plan provides, among other things, for the complete settlement and satisfaction of all liabilities and obligations of the Debtors with respect to Asbestos Personal Injury Claims and Lead Personal Injury Claims (hereinafter Asbestos Personal Injury Claims and Lead Personal Injury Claims are sometimes jointly referred to as "TOXIC PERSONAL INJURY CLAIMS"); and

         WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a "Qualified Settlement Fund" within the meaning of Section 1.468B-1 of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code; and

         WHEREAS, the Bankruptcy Court has determined that the PI Trust and the Plan satisfy all the prerequisites for a supplemental injunction pursuant to
Section 524(g) of the Bankruptcy Code, which Asbestos and Lead PI Permanent Channeling Injunction has been entered in connection with the Confirmation Order;

         NOW, THEREFORE, it is hereby agreed as follows:


                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

         As used herein, the following terms shall have the meanings specified below:

         1.1 Affiliate: Any Entity that is an "affiliate" of any of the Debtors within the meaning of Section 101(2) of the Bankruptcy Code except (i) American Imaging Services, Inc., (ii) Tri Sigma Corporation, and (iii) the PI Trust.

         1.2 Asbestos and Lead PI Permanent Channeling Injunction: An order or orders of the Bankruptcy Court or the District Court permanently and forever staying, restraining, and enjoining any Entity from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claims or Lead Personal Injury Claims (other than actions brought to enforce any right or obligation under the Plan, any Exhibits to the Plan, or any other agreement or instrument between any of the Debtors or the Reorganized Debtors and the PI Trust, which actions shall be in conformity and compliance with the provisions hereof):

                 (a) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without express or implied limitation, a judicial,


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                                     - 3 -


arbitral, administrative, or other proceeding) in any forum against or affecting any PI Protected Party or any property or interests in property of any PI Protected Party;

                 (b) enforcing, levying, attaching (including, without express or implied limitation, any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any PI Protected Party or any property or interests in property of any PI Protected Party;

                 (c) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any PI Protected Party or any property or interests in property of any PI Protected Party;

                 (d) setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any PI Protected Party or any property or interests in property of any PI Protected Party; and

                 (e) proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the PI Trust, except in conformity and compliance therewith.

         1.3 Asbestos or Lead Contribution Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability or Demand are known or unknown, that is (i) held by (A) any Entity (other than a director or officer entitled to indemnification pursuant to Section 8.6 of the Plan) who has been, is, or may be a defendant in an action seeking damages for death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to (x) asbestos or asbestos-containing products or (y) products that contain lead chemicals, or (B) any assignee or transferee of such Entity, and (ii) on account of alleged liability of any of the Debtors for reimbursement or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in such action.

         1.4 Asbestos Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury,


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or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to asbestos or asbestos-containing products that were manufactured, sold, supplied, produced, distributed, released, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

         1.5 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, and as codified in Title 11 of the United States Code, as applicable to the Chapter 11 Cases.

         1.6 Bankruptcy Court: The United States District Court for the Southern District of Ohio, Western Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

         1.7 Business Day: Any day on which commercial banks are required to be open for business in Cincinnati, Ohio.

         1.8 Claim: (a) A "claim," as defined in Section 101(5) of the Bankruptcy Code, against any of the Debtors or Debtors in Possession, whether or not asserted, whether or not the facts of or legal bases therefor are known or unknown, and specifically including, without express or implied limitation, any rights under Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, any claim of a derivative nature, any potential or unmatured contract claims, and any other Contingent Claim, and (b) any Environmental Claim or Product Liability Tort Claim, whether or not it constitutes a "claim," as defined in Section 101(5) of the Bankruptcy Code.

         1.9 Confirmation Order: The order or orders of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code, which will contain, inter alia, the Asbestos and Lead PI Permanent Channeling Injunction, and the Claims Trading Injunction.

         1.10 Contingent Claim: Any Claim, the liability for which attaches or is dependent upon the occurrence or happening, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and any of the Debtors now or hereafter exists or previously existed.



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         1.11 Demand: A demand for payment, present or future, that (i) was not a Claim during the Chapter 11 Cases; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos and Lead PI Permanent Channeling Injunction; and (iii) pursuant to the Plan, is to be paid by the PI Trust.

         1.12 Divestiture Notes: Those certain senior unsecured notes in the aggregate principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc. after consultation with the financial advisers to the unsecured creditors' committee on the Effective Date as the rate such senior unsecured notes should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form of Exhibit "1.1.55" to the Plan.

         1.13 Effective Date: The first Business Day on which all of the conditions precedent to the effectiveness of the Plan specified in Section 7.9 of the Plan have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the expiration, dissolution, or lifting of such stay.

         1.14 Encumbrance: With respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         1.15 Entity: An individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, or government or any political subdivision thereof, or other person or entity.

         1.16 Environmental Claim: Any Claim as to which the treatment thereof is set forth in (a) the Environmental Settlement Agreement or (b) an agreement by and between any of the Debtors and any party asserting a Claim against any of the Debtors relating to alleged contamination under the federal or state environmental laws or regulations, pursuant to which agreement all or a portion of such Claim (to the extent and subject to the limitations imposed by such agreement) may be asserted by the holder thereof after the Effective Date, to the extent that such agreement is approved and authorized by a Final Order of the Bankruptcy Court or otherwise in accordance with the Claims Settlement Guidelines.

         1.17 Environmental Settlement Agreement: That certain Settlement Agreement, lodged with the Bankruptcy Court on March 23, 1995, by and between the Debtors and the parties


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listed on the signatory pages thereof, to the extent that such Settlement
Agreement is approved and authorized by the Bankruptcy Court by a Final Order of the Bankruptcy Court.

         1.18 Final Order: An order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, as the case may be, and their counsel or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

         1.19 Lead Personal Injury Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to products that contained lead chemicals that were manufactured, sold, supplied, produced, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages) and including punitive damages and any Asbestos or Lead Contribution Claim.

         1.20 New Eagle-Picher Common Stock: Voting common stock, with no par value, of Reorganized Eagle-Picher from and after the Effective Date after giving effect to the Amended and Restated Articles of Incorporation.

         1.21    Petition Date:  January 7, 1991.

         1.22    PI Protected Party:  Any of the following parties:

                 (a)    the Debtors;

                 (b)    the Reorganized Debtors;



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                                    - 7 -


                 (c)    an Affiliate;

                 (d) any Entity that, pursuant to the Plan or after the Effective Date becomes a direct or indirect transferee of, or successor to any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);

                 (e) any Entity that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the PI Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the PI Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); or

                 (f) any Entity to the extent he, she, or it is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the PI Trust on account of Asbestos Personal Injury Claims or Lead Personal Injury Claims by reason of one or more of the following:

                        (i) such Entity's ownership of a financial interest in any of the Debtors or the Reorganized Debtors, a past or present affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors;

                        (ii) such Entity's involvement in the management of any of the Debtors or the Reorganized Debtors or any predecessor in interest of any of the Debtors or the Reorganized Debtors;

                        (iii) such Entity's service as an officer, director, or employee of any of the Debtors, the Reorganized Debtors, or Related Parties;

                        (iv) such Entity's provision of insurance to any of the Debtors, the Reorganized Debtors, or Related Parties; or

                        (v) such Entity's involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any of the Debtors, the Reorganized Debtors, or any of the Related Parties.

         1.23 Product Liability Tort Claim: Any right to payment, claim, remedy, liability, or Demand, now existing or hereafter arising, whether or not such right, claim, remedy, liability, or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured,


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                                      - 8 -


unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal bases for such right, claim, remedy, liability, or Demand are known or unknown, for, under any theory of law, equity, admiralty, or otherwise, death, bodily injury, or other personal damages (whether physical, emotional, or otherwise) to the extent caused or allegedly caused, directly or indirectly, by exposure to any products or byproducts that were manufactured, sold, supplied, produced, released, distributed, or in any way marketed by any of the Debtors prior to the Petition Date, including, without express or implied limitation, any right, claim, remedy, liability, or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general, and special damages), including punitive damages, and including, without express or implied limitation, any Asbestos Personal Injury Claim or Lead Personal Injury Claim.

         1.24 Related Parties: (a) Any past or present affiliate of any of the Debtors or the Reorganized Debtors, (b) any predecessor in interest of any of the Debtors or the Reorganized Debtors, or (c) any Entity that owned a financial interest in any of the Debtors or the Reorganized Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, or any predecessor in interest of any of the Debtors or the Reorganized Debtors.

         1.25 Reorganized Debtors: The Debtors, or any successors in interest thereto, from and after the Effective Date.

         1.26 Reorganized Eagle-Picher: Eagle-Picher, or any successor in interest thereto, from and after the Effective Date.

         1.27 Senior Unsecured Sinking Fund Debentures: Those certain Senior Unsecured Sinking Fund Debentures in the aggregate principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), bearing interest at a rate determined by McDonald & Company Securities, Inc. on the Effective Date as the rate such Senior Unsecured Sinking Fund Debentures should bear in order to have a market value of one hundred percent (100%) of their principal amount on the Effective Date, and substantially in the form set forth in Exhibit "1.1.114" to the Plan.

         All capitalized terms used herein and not defined in this Article 1 or in another provision of this Trust Agreement shall have the meanings assigned to them in the Plan and/or the Bankruptcy Code, which definitions are incorporated by reference herein.




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                                    ARTICLE 2

                               AGREEMENT OF TRUST
                               ------------------

         2.1 CREATION AND NAME. The Settlor hereby creates a trust known as the "Eagle-Picher Industries, Inc. Personal Injury Settlement Trust", which is the PI Trust provided for and referred to in the Plan. The Trustees of the PI Trust may transact the business and affairs of the PI Trust in the name, "Eagle-Picher Industries Personal Injury Settlement Trust".

         2.2 PURPOSE. The purpose of the PI Trust is to assume any and all liabilities of the Debtors, their successors in interest or their affiliates, with respect to any and all Toxic Personal Injury Claims; to use the PI Trust's assets and income to promptly pay holders of valid Toxic Personal Injury Claims operating through mechanisms that provide reasonable assurance that the PI Trust will value, and be in a financial position to pay, present claims and future demands that involve similar claims in substantially the same manner; and to otherwise comply in all respects with the requirements of a trust set forth in
Section 524(g)(2)(B) of the Bankruptcy Code. This purpose shall be fulfilled through the provisions of this Trust Agreement, the Eagle-Picher Industries, Inc. Asbestos Injury Claims Resolution Procedures attached hereto as Annex B ("EPI ASBESTOS CLAIMS PROCEDURES"), and any Lead Personal Injury Claims procedures adopted pursuant to the Trust Agreement ("EPI LEAD CLAIMS PROCEDURES").

         2.3 TRANSFER OF ASSETS. The Settlors hereby transfer and assign to the PI Trust the property set forth in Article 10 of the Plan ( herein the "ASSETS").

         2.4 ACCEPTANCE OF ASSETS AND ASSUMPTION OF LIABILITIES.

             (a) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, hereby expressly accept the transfer and assignment to the PI Trust of the Assets.

             (b) In furtherance of the purposes of the PI Trust, and subject to
Article 5.4, the Trustees, on behalf of the PI Trust, expressly assume all liability for all Toxic Personal Injury Claims as provided for in Article 10 of the Plan. Except as otherwise provided in the EPI Asbestos Claims Procedures, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments regarding Toxic Personal Injury Claims that Eagle-Picher has or would have had under applicable law.

             (c) Neither the Debtors nor their successors in interest or their affiliates shall be entitled to any indemnification from the PI Trust for any expenses, costs, and fees (including attorneys' fees), judgments, settlements, or other liabilities arising from or incurred in connection with, any action related to a Toxic Personal Injury Claim, including, but not limited to, indemnification or contribution for Toxic Personal Injury Claims prosecuted against Reorganized Eagle-Picher. Nothing in this section or any other section of this Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Asbestos and Lead PI Permanent Channeling Injunction issued in connection with the Plan or the PI Trust's assumption of all liability with respect to Toxic Personal Injury Claims.


                                    ARTICLE 3

                         POWERS AND TRUST ADMINISTRATION
                         -------------------------------

         3.1     POWERS.
                 ------

                 (a) Subject to the limitations set forth in this Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this Article 3.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Ohio.

                 (b) Except as otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

                 (c) Without limiting the generality of Article 3.1(a) above, the Trustees shall have the power to:

                        (i) receive and hold the Assets, vote the New Eagle-Picher Common Stock, exercise all rights with respect to, and sell any securities issued by Reorganized Eagle-Picher that are included in the Assets, subject to any restrictions set forth in the articles of incorporation of Reorganized Eagle-Picher;

                        (ii) invest the monies held from time to time by the PI Trust;

                        (iii) sell, transfer or exchange any or all of the Assets at such prices and upon such terms as they may consider proper, consistent with the other terms of this Trust Agreement;

                        (iv) pay liabilities and expenses of the PI Trust;

                        (v) change the state of domicile of the PI Trust;

                        (vi) establish such funds, reserves and accounts within the PI Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PI Trust;

                        (vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

                        (viii) amend the Bylaws, a copy of which is annexed hereto as Annex A (the "BYLAWS");

                        (ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment and other advisors, alternative dispute resolution panelists, and agents as the business of the PI Trust requires, and to delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PI Trust;

                        (x) pay employees, legal, financial, accounting, investment and other advisors and agents reasonable compensation, including without limitation, compensation at rates approved by the Trustees for services rendered prior to the execution hereof;

                        (xi) reimburse the Trustees, subject to Article 5.5, and reimburse such officers, employees, legal, financial, accounting, investment and other advisers and agents all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder, including without limitation, costs and expenses incurred prior to the execution hereof;

                        (xii) execute and deliver such deeds, leases and other instruments as the Trustees consider proper in administering the PI Trust;

                        (xiii) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this Trust Agreement;

                        (xiv) in accordance with Article 5.6, indemnify (and purchase insurance indemnifying) Trustees and TAC members, and officers, employees, agents, advisers and representatives of the PI Trust or the TAC to the fullest extent that a corporation or trust organized under the law of the PI Trust's domicile is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisers and representatives;

                        (xv) indemnify (and purchase insurance indemnifying) the Additional Indemnitees as defined in Article 5.6 hereof;

                        (xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the Assets to any one or more reputable individuals or recognized institutional investment advisers or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Article 5.4;

                        (xvii) consult with Reorganized Eagle-Picher at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustees consider desirable;

                        (xviii) make, pursue (by litigation or otherwise), collect, compromise or settle any claim, right, action or cause of action included in the Assets; and

                        (xix) merge or contract with other claims resolution facilities that are not specifically created by this Agreement or the EPI Asbestos Claims Procedures, subject to Article 3.2(e) of this Agreement; provided that such merger or contract shall not (a) alter the EPI Asbestos Claims Procedures; (b) subject the Reorganized Debtors or any successor in interest to any risk of having any Toxic Personal Injury Claim asserted against it or them; or (c) otherwise jeopardize the validity or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction.

                        (xx) enter into any contract or otherwise engage in any transaction with any Trustee or Entity affiliated with any Trustee, provided that (a) such contract or transaction is approved by the unanimous vote of the disinterested Trustees upon full disclosure of all relevant facts, and (b) the terms and conditions of such contract or transaction are commercially reasonable.

                 (d) The Trustees shall promptly educate and inform themselves as to Lead Personal Injury Claims that may be asserted against the PI Trust. To do so, the Trustees shall expend no more than $2.5 million of PI Trust funds, in total, for medical, scientific, and other research into diseases and conditions allegedly caused by exposure to lead pigment-containing products. This research shall also be used to determine what products cause such diseases and conditions. The nature of the research conducted shall be in the Trustees' sole discretion. This subsection shall in no way limit the Trustees' authority to expend money as they otherwise are permitted or required by other sections of this Trust Agreement, including, without limitation, Article 3.3 herein.

                 (e) The Trustees shall not have the power to guaranty any debt of other persons except that the Trustees may issue a guaranty in connection with the sale of some or all of the stock or assets of Reorganized Eagle-Picher or any subsidiary of Reorganized Eagle-Picher.

         3.2     GENERAL ADMINISTRATION.
                 ----------------------

                 (a) The Trustees shall act in accordance with the Bylaws. To the extent not inconsistent with the terms of this Trust Agreement, the Bylaws govern the affairs of the PI Trust.

                 (b) The Trustees shall timely file such income tax and other returns and statements and comply with all withholding obligations, as required under the applicable provisions of the Internal Revenue Code and of any state law and the regulations promulgated thereunder.

                 (c) The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred twenty (120) days following the end of each fiscal year, an annual report containing (1) financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements' presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles and (2) such other matters as the Trustees deem appropriate to report to the Bankruptcy Court. The Trustees shall provide a copy of such report to the TAC and to Reorganized Eagle-Picher.

                        (i) Simultaneously with delivery of each set of financial statements referred to in Article 3.2(c) above, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements.

                        (ii) All materials required to be filed with the Bankruptcy Court by this Article 3.2 shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court.

                 (d) The Trustees shall cause to be prepared and submitted to the TAC as soon as practicable prior to the commencement of each fiscal year after the first fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years.

                 (e) The Trustees shall consult with the TAC (as defined in Article 6) on the appointment of successor Trustees, the implementation and administration of the EPI Asbestos Claims Procedures, the expenditure of funds for research as described in Article 3.1(d), and the adoption and administration of the EPI Lead Claims Procedures (hereinafter the EPI Asbestos Claims Procedures and the EPI Lead Claims Procedures are some times jointly referred to as the "PROCEDURES"). The Trustees shall be required to obtain the consent of a majority of the members of the TAC in order:

                        (i) to amend materially the Procedures, unless such amendment relates to the specific amounts or percentages to be paid to holders of Toxic Personal Injury Claims who have not elected discounted payment, in which case, TAC consent is not required; or

                        (ii) to merge or participate with any claims resolution facility that was not specifically created under this Trust Agreement or the Procedures; or

                        (iii) to amend any provision of Article 6 herein; or

                        (iv) to terminate the PI Trust pursuant to Article 7.2(a)(iii) herein.

The TAC shall not unreasonably withhold any consent required hereunder, and if ever the TAC shall withhold any consent required hereunder, at the election of the Trustees, the dispute between the Trustees and the TAC shall be resolved by the Bankruptcy Court or through the implementation of binding alternative dispute resolution procedures mutually agreed to by the Trustees and the TAC.

         3.3     CLAIMS ADMINISTRATION.
                 ---------------------

                 (a)    General Principles.

                         The Trustees shall proceed quickly to implement the EPI Asbestos Claims Procedures, and they shall proceed quickly to adopt the EPI Lead Claims Procedures when, and if, Lead Personal Injury Claims become eligible for processing by the PI Trust. The PI Trust shall pay holders of valid Toxic Personal Injury Claims in accordance with the provisions hereof as promptly as reasonably practicable. In their administration of the Procedures, the Trustees shall favor settlement over arbitration, arbitration over resort to the tort system, and fair and efficient resolution of claims in all cases, while endeavoring to preserve and enhance the PI Trust estate.

                 (b)    Asbestos Personal Injury Claims.

                        (i) The Trustees shall employ mechanisms such as the review of estimates of the numbers and values of Asbestos Personal Injury Claims, or other comparable mechanisms, that provide reasonable assurance the PI Trust will value, and be in a financial position to pay, similar present asbestos personal injury Claims and future asbestos personal injury Demands in substantially the same manner.

                        (ii) The Trustees shall administer the processing and payment of Asbestos Personal Injury Claims in accordance with the EPI Asbestos Claims Procedures, a copy of which is annexed hereto as Annex B, as the same may be amended from time to time, in accordance with the provisions hereof and thereof.

                 (c)    Lead Personal Injury Claims.

                        (i) The Trustees shall employ mechanisms such as the review of estimates of the numbers and values of Lead Personal Injury Claims, or other comparable mechanisms, that provide reasonable assurance the PI Trust will value, and be in a financial position to pay, similar present lead personal injury Claims and future lead personal injury Demands in substantially the same manner. Notwithstanding the foregoing, due to (x) the present absence of any court judgment imposing personal injury liability upon any lead pigment manufacturer like Eagle-Picher, and (y) the difficult, expensive, and inherently uncertain task of estimating the amount of valid Lead Personal Injury Claims, if any, that the PI Trust may be required to pay some time in the future, the Trustees shall not be required to estimate the PI Trust's possible liability for, or decide whether to reserve funds or otherwise maintain sufficient resources for the payment of, Lead Personal Injury Claims until the latest of the following events:

                                  (A) four years have passed after the Effective
                 Date;

                                  (B) the PI Trust has paid One Million Dollars
                 ($1,000,000) in indemnity costs, as opposed to claim defense costs, for Lead Personal Injury Claims in any one calendar year; or

                                  (C) holders of Lead Personal Injury Claims
                 obtain final, non appealable liability judgments against lead pigment manufacturers in more than one state.

                        (ii) The Trustees shall administer the processing and payment of Lead Personal Injury Claims pursuant to the EPI Lead Claims Procedures to be adopted by the Trustees. The EPI Lead Claims Procedures shall be similar to the EPI Asbestos Claims Procedures. For example, like the EPI Asbestos Claims Procedures, the EPI Lead

         Claims Procedures shall provide that the holders of Lead Personal Injury Claims shall be prevented from suing the PI Trust in the tort system until they have exhausted their remedies against the PI Trust under the EPI Lead Claims Procedures. However, due to (x) the present absence of any court judgment imposing personal injury liability upon any lead pigment manufacturer like Eagle-Picher, and (y) the difficult, expensive, and inherently uncertain task of estimating the amount of valid Lead Personal Injury Claims, if any, that the PI Trust may be required to pay some time in the future, the EPI Lead Claims Procedures shall differ from the EPI Asbestos Claims Procedures in at least the following respect:

                                  (A) no Lead Personal Injury Claim or any claim
                 for contribution, indemnification, or reimbursement of liability for a Lead Personal Injury Claim shall be eligible for processing by the PI Trust unless the holder can demonstrate that either the holder or a similarly situated lead personal injury claimant has obtained a final, nonappealable judgment against a lead pigment manufacturer under the state law applicable to the holder's claim;

                                  (1) The PI Trust's determination under (A)
         above as to whether a claim is eligible for processing (i) shall be final and nonappealable and (ii) shall not be deemed to be an exhaustion of the claim holder's remedies against the PI Trust, so that any claims the PI Trust determines to be ineligible for processing may be refiled against the PI Trust at such time as eligibility can be established under (A) above.

                 (d)    Bankruptcy Court Claims Bar Date Orders.

                        (i) As provided herein, the Trustees shall enforce the Bankruptcy Court's claims' bar date orders that are applicable to Toxic Personal Injury Claims.

                        (ii) The Trustees shall disallow any Toxic Personal Injury Claim if they determine the claimant inexcusably failed to comply with an applicable claims bar date order entered by the Bankruptcy Court, and any such decision shall be final and non-appealable. Notwithstanding the foregoing, the Trustees shall not disallow a Toxic Personal Injury Claim for failure to comply with an applicable claims bar date order if the holder of such Toxic Personal Injury Claim demonstrates that the asbestos or lead related disease complained of first manifested itself after the applicable claims bar date order. For example, an asbestos disease victim (A) who first manifested any asbestos related disease after the applicable claims' bar date or (B) who suffered from a less serious asbestos related disease, such as pleural thickening, at the time of the applicable bar date and who later developed a more serious asbestos related disease, such as cancer, shall not have his claim disallowed for failure to comply with the applicable claims bar date order.

                        (iii) The Trustees shall have complete discretion to determine whether a claimant inexcusably failed to comply with an applicable claims bar date order. In making this determination, the Trustees may be guided by the "excusable neglect" standard developed under federal bankruptcy law in connection with the adjudication of late filed proofs of claim in bankruptcy cases.


                                    ARTICLE 4

                       ACCOUNTS, INVESTMENTS, AND PAYMENTS
                       -----------------------------------

         4.1 ACCOUNTS. The Trustees may, from time to time, create such accounts and reserves within the PI Trust estate as they may deem necessary, prudent or useful in order to provide for the payment of expenses and valid Toxic Personal Injury Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

         4.2 SEPARATE RESERVE FOR FUTURE CLAIMS. The first Fifty Million ($50,000,000) paid, in aggregate, on the Divestiture Notes and/or on the Senior Unsecured Sinking Fund Debentures held by the PI Trust shall be segregated and held in a separate account as a reserve for the payment of valid Toxic Personal Injury Claims whose holders first manifest a disease after the Effective Date. The segregation and holding of such funds, however, shall not in any way alter the duties of the Trustees to pay similar present and future Toxic Personal Injury Claims in substantially the same manner.

         4.3 INVESTMENTS. Investment of monies held in the PI Trust shall be administered in the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

                 (a) The PI Trust may acquire and hold any stock or securities issued by Reorganized Eagle-Picher and included in the Assets and any New Eagle-Picher Common Stock issuable on the exercise or conversion thereof, without regard to any of the limitations set forth in the other parts of this
Article 4.

                 (b) Except with respect to entities owned and controlled by the PI Trust for purposes of carrying out provisions of this Trust Agreement, and any company engaged in claims processing on behalf of the PI Trust, the PI Trust shall not acquire or hold any equity in any Person or business enterprise unless such equity is in the form of securities that are traded on a national securities exchange or major international securities exchange or over the National Association of Securities Dealers Automated Quotation System. This subsection shall not restrict the PI Trust's ability to invest in mutual funds.

                 (c) The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.

         4.4 SOURCE OF PAYMENTS. All PI Trust expenses, payments and all liabilities with respect to Toxic Personal Injury Claims shall be payable solely out of the PI Trust estate. Neither Eagle-Picher, Reorganized Eagle-Picher, any Debtors, their subsidiaries, any successor in interest or the present or former directors, officers, employees or agents of Eagle-Picher, Reorganized Eagle-Picher, any Debtors or their subsidiaries, nor the Trustees, the TAC, or any of their officers, agents, advisers or employees shall be liable for the payment of any PI Trust expense or Toxic Personal Injury Claim or any other liability of the PI Trust.


                                    ARTICLE 5

                                    TRUSTEES
                                    --------

         5.1     NUMBER; CHAIRPERSON.
                 -------------------

                 (a) Initially there shall be three (3) Trustees, one of whom shall serve for a period of five (5) years after the effective date of the PI Trust ("FIVE YEAR SERVICE PERIOD"). The initial Trustees shall be those persons named on the signature page hereof, and the Trustee who shall serve for the Five Year Service Period shall be designated as such on the signature page hereof. Eventually, there shall be four (4) Trustees during the Five Year Service Period. W. Thomas Stephens shall serve as the fourth Trustee upon delivering to the initial Trustees, no later than January 3, 1997, a written acceptance of such position. In the event that W. Thomas Stephens does not deliver such written acceptance of such position on or before January 3, 1997 to the initial Trustees, the initial Trustees shall promptly appoint a fourth Trustee in the same manner that a successor Trustee would be appointed pursuant to Article 5.3(a) hereof in the event of a vacancy in the position of Trustee other than one caused by resignation. Beginning in the sixth year after the effective date of the PI Trust, the PI Trust will operate with three (3) Trustees until the termination of the PI Trust pursuant to Article 7.2.

                 (b) There shall be a Chairperson of the Trustees. The Chairperson shall act as the Trustees' liaison, he or she shall coordinate and schedule meetings of the Trustees, and he or she shall handle all administrative matters that come before the Trustees. Ruth McMullin shall serve as Chairperson of the Trustees for a period of three (3) years from the effective date of the PI Trust. Upon the earlier of the completion of the three year period commencing on the effective date of the PI Trust, the Chairperson's resignation or her death, the vacancy in the position of Chairperson shall be filled by the majority vote of all of the Trustees, including the vote of the Chairperson upon resignation or at the completion of her term as Chairperson. The Trustees may reappoint the same Trustee to serve as Chairperson for successive terms.

         5.2     TERM OF SERVICE.
                 ---------------

                 (a) Trustees shall serve until the earlier of (i) the termination of the PI Trust pursuant to Article 7.2, (ii) his or her death,
(iii) his or her resignation pursuant to Article 5.2(b), (iv) his or her removal pursuant to Article 5.2(c), (v) his or her retirement pursuant to Article 5.2(d), at which time his or her term shall terminate automatically, or (vi) in the case of the Trustee designated to serve during the Five Year Service Period, the expiration of the Five Year Service Period.

                 (b) Any Trustee may resign at any time by written notice to each of the remaining Trustees and the TAC. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.

                 (c) Any Trustee may be removed for any reason, without cause, upon the unanimous decision of the other Trustees and the unanimous decision of the members of the TAC. Any Trustee may be removed for good cause upon the unanimous decision of the other Trustees and without the consent of members of the TAC. Good cause shall be deemed to include, without limitation, a Trustee's inability to discharge his or her duties hereunder due to accident or physical or mental deterioration, any failure to comply with Article 5.9, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated nonattendance at scheduled meetings. Removal with or without good cause shall take effect at such time as the other Trustees shall determine.

                 (d) Each Trustee must retire upon attaining the age of seventy-two (72), by written notice to each of the remaining Trustees and the TAC. Such notice shall specify the date when the Trustee will attain such age, and, where practicable, shall be delivered not less than ninety (90) days prior to the Trustee's seventy-second (72nd) birthday.

         5.3     APPOINTMENT OF SUCCESSOR TRUSTEE.
                 --------------------------------

                 (a) In the event of a vacancy in the position of a Trustee, the vacancy shall be filled by the majority vote of all of the Trustees, including the vote of the Trustee vacating such position; provided, however, that in the event of a vacancy in the position of a Trustee other than one caused by resignation, the vacancy shall be filled by the majority vote of the remaining Trustees. After the appointment of the fourth Trustee pursuant to Article 5.1(a) herein and during the Five Year Service Period, the remaining Trustees, in their discretion, may decide not to appoint a successor Trustee to fill such a vacancy so long as the remaining Trustees number no less than three
(3). The Trustees shall refrain from making any appointment that may result in the appearance of impropriety.

                 (b) Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustee.

         5.4 LIABILITY OF TRUSTEES. No Trustee, officer, or employee of the PI Trust shall be liable to the PI Trust, to any person holding a Toxic Personal Injury Claim, or to any other Person except for such Trustee's, officer's or employee's own breach of trust committed in bad faith or for willful misappropriation. No Trustee, officer, or employee of the PI Trust shall be liable for any act or omission of any other officer, agent, or employee of the PI Trust, unless the Trustee acted with bad faith or willful misconduct in the selection or retention of such officer, agent, or employee.

         5.5     Compensation and Expenses of Trustees.
                 -------------------------------------

                 (a) Each of the Trustees shall receive compensation from the PI Trust for his or her services as Trustee in the amount of $50,000 per annum. The Chairperson of the Trustees shall receive additional compensation from the PI Trust for his or her services as Chairperson in the amount of $50,000 per annum. Each of the Trustees, except the Chairperson, shall receive additional compensation for each hour that he or she works on trust related business, other than attending Trustees' meetings, at an hourly rate determined by the Trustees. However, if a Trustee, other than the Chairperson, devotes eight hours or more to trust business within one calendar day, other than attending Trustees meetings, he or she shall receive additional compensation at a per diem rate of $2,000, rather than at an hourly rate. Trustees shall not be compensated beyond the annual compensation for attending Trustees' meetings. The Trustees shall determine the scope of activities that constitute "Trustees' meetings." The hourly, per diem and per annum compensation payable to the Trustees hereunder shall be increased annually proportionately with any increase in the Consumer Price Index -- All Cities (or any successor index) for the corresponding annual period. Except as provided in Section 5.10 of this Trust Agreement, any increase in excess of that amount may be made only with the approval of the Bankruptcy Court.

                 (b) The PI Trust will promptly reimburse the Trustees for all reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder.

         5.6     Indemnification of Trustees and Others.
                 --------------------------------------

                 (a) The PI Trust shall indemnify and defend the Trustees, the PI Trust's officers, agents, advisers or employees, to the fullest extent that a corporation or trust organized under the laws of the PI Trust's domicile is from time to time entitled to indemnify and defend its directors, trustees, officers, employees, agents or advisers against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder. Notwithstanding the foregoing, the Trustees and members of the TAC shall not be indemnified or defended in any way for any liability, expense, claim, damage or loss for which they have been adjudicated to be liable under Article 5.4. Additionally, each member of the Injury Claimants' Committee and its professionals, and the Future Representative and his professionals (collectively, in addition to members of the TAC, each in his or her capacity as "ADDITIONAL INDEMNITEES") who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, administrative or arbitrative, by reason of any act or omission of such Additional Indemnitees in the aforementioned capacities with respect to (i) the Chapter 11 Cases, (ii) the liquidation of any Toxic Personal Injury Claims, or (iii) the administration of the PI Trust and the implementation of the Procedures, shall be indemnified and defended by the PI Trust against expenses, costs and fees (including attorneys' fees), judgments, awards, costs, amounts paid in settlement, and liabilities of all kinds incurred by each Additional Indemnitee in connection with or resulting from such action, suit, or proceeding, if he or she acted in good faith and in a manner such Additional Indemnitee reasonably believed to be in, or not opposed to, the best interests of the holders of Toxic Personal Injury Claims.

                 (b) Reasonable expenses, costs and fees (including attorneys' fees) incurred by or on behalf of a Trustee or Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative, may be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Trustee or Additional Indemnitee to repay such amount unless it shall be determined ultimately that such Trustee or Additional Indemnitee is entitled to be indemnified by the PI Trust.

                 (c) The Trustees shall have the power, generally or in specific cases, to cause the PI Trust to indemnify the employees and agents of the PI Trust to the same extent as provided in this Article 5.6 with respect to the Trustees.

                 (d) Any indemnification under Article 5.6(c) of this Agreement shall be made by the PI Trust upon a determination that indemnification of such Person is proper in the circumstances. Such determination shall be made by a majority vote of the Trustees who were not parties to such action, suit, or proceeding, if at least two such Trustees were not parties; otherwise the determination will be made by legal counsel to the PI Trust.

                 (e) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, officer, employee, agent or representative of the PI Trust or Additional Indemnitee against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, officer, employee, agent or representative.

         5.7 TRUSTEES' LIEN. The Trustees shall have a prior lien upon the PI Trust corpus to secure the payment of any amounts payable to them pursuant to Articles 5.5 and 5.6.

         5.8 TRUSTEES' EMPLOYMENT OF EXPERTS. The Trustees may, but shall not be required to, consult with counsel, accountants, appraisers and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them (regardless of whether any such party is affiliated with any of the Trustees in any manner, except as otherwise expressly provided in this Trust Agreement), and the opinion of any such parties on any matters submitted to them by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of any such party.

         5.9 TRUSTEES' INDEPENDENCE. No Trustee shall, during the term of his or her service, serve as director of Reorganized Eagle-Picher or act as attorney for Reorganized Eagle-Picher or as an attorney or advisor for any person who holds a Toxic Personal Injury Claim.

         5.10 TRUSTEES' SERVICE AS OFFICERS OR CONSULTANTS TO THE TRUST. The Trustees may, but are not required to, select any Trustee to serve as an officer or manager of the Trust or as a consultant to the Trust. In the event any Trustee serves the Trust in such a capacity, the Trust shall compensate the Trustee in an amount determined by the Trustees. Compensation for a Trustee's service as an officer or manager of the Trust or as a consultant to the Trust shall be in addition to compensation paid pursuant to Article 5.5.

         5.11 BOND. The Trustees shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.

         5.12 SETTLEMENT OF TRUSTEE'S ACCOUNTS. Notwithstanding any state law to the contrary, the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the

Trustees, whether such account is rendered by the Trustees themselves or is sought by any other person. The Trustees shall render successive accounts covering periods ending at the end of each calendar year consisting of the filings required by Article 3.2(c) of this Trust Agreement. In addition, an account shall be rendered for the period ending on the date of the death, resignation, removal or retirement of any Trustee. Upon the approval of any such account by the Bankruptcy Court after hearing on notice to Reorganized Eagle-Picher, the TAC and such other parties as the Bankruptcy Court may designate, the Trustees shall be discharged from any further liability or responsibility, as to all matters embraced in such account.

                                    ARTICLE 6

                          TRUSTEES' ADVISORY COMMITTEE
                          ----------------------------

         6.1 FORMATION; DUTIES. A Trustees' Advisory Committee (the "TAC") shall be formed. The Trustees shall consult with the TAC on the appointment of successor Trustees and the implementation and administration of the Procedures. The Trustees may consult with the TAC on any matter affecting the PI Trust, and certain actions by the Trustees are subject to the prior consent of the TAC as provided in Article 3.2(e) hereof. The TAC shall endeavor to act in the best interests of the holders of all Toxic Personal Injury Claims.

         6.2     NUMBER; CHAIRPERSON.
                 -------------------

                 (a) There shall be three members of the TAC. The initial TAC members shall be Gene Locks, Robert E. Sweeney and Robert B. Steinberg. The TAC shall act in all cases by majority vote.

                 (b) There shall be a Chairperson of the TAC who shall be selected by the TAC members. The Chairperson shall act as the TAC's liaison, he shall coordinate and schedule meetings of the TAC, and he shall handle all administrative matters that come before the TAC. Robert E. Sweeney shall serve as the initial Chairperson of the TAC.

         6.3     TERM OF OFFICE.
                 --------------

                 (a) Each member of the TAC shall serve for the duration of the PI Trust, subject to the earlier of his or her death, resignation, or removal.

                 (b) Subject to Article 6.4(b) hereof, any member of the TAC may resign at any time by written notice to each of the remaining members specifying the date when such resignation shall take place.

                 (c) Any member of the TAC may be removed in the event such member becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated nonattendance at scheduled meetings. Such removal shall be made by the unanimous decision of the other members of the TAC, and it shall be effective at such time as all other members of the TAC determine.

         6.4     APPOINTMENT OF SUCCESSOR.
                 ------------------------

                 (a) A vacancy in the TAC caused by the resignation of a TAC member shall be filled with an individual nominated by the resigning TAC member and approved by a majority vote of all TAC members. The resigning TAC member's resignation shall not be effective until such approval is obtained and the successor TAC member has accepted the appointment.

                 (b) In the event of a vacancy in the membership of the TAC other than one caused by resignation, the vacancy shall be filled by the unanimous vote of the remaining member(s) of the TAC.

         6.5     COMPENSATION AND EXPENSES OF TAC MEMBERS.
                 ----------------------------------------

                 (a) Each member of the TAC, except as provided under paragraph
(d) of this Article 6.5, shall receive compensation from the PI Trust for his or her services in the amount of $2,500.00 per diem for meetings attended by such member, payable as determined by the Trustees, but not less frequently than quarterly. Such per diem amount shall be increased or decreased annually proportionally as the per annum compensation paid to the Trustees is increased or decreased pursuant to Article 5.5(a). For purposes of determining the per diem amount hereunder, the same definition of "meeting" shall apply to the TAC as is adopted by the Trustees for meetings of the Trustees.

                 (b) The Chairperson of the TAC shall receive compensation from the PI Trust in addition to the per diem allowance paid to each member of the TAC, for each hour that he or she works on trust related business, other than attending meetings, at an hourly rate commensurate with the hourly rate paid to the Trustees. However, if the Chairperson devotes eight hours or more to trust business within one calendar day, other than attending meetings, he or she shall receive additional compensation at a per diem rate of $2,000, rather than at an hourly rate. Regardless of the Chairperson's serving as a director of Reorganized Eagle-Picher, the provisions of Article 6.5(c) shall apply to reimbursement from the PI Trust of his or her reasonable out-of-pocket costs and expenses.

             (c) All reasonable out-of-pocket costs and expenses incurred by TAC members in connection with the performance of their duties hereunder will be promptly reimbursed to such members by the PI Trust.

             (d) Any member of the TAC who serves as a director of Reorganized Eagle-Picher and receives an allowance from Reorganized Eagle-Picher for attending meetings in such capacity shall not receive compensation for his or her services on behalf of the TAC; provided, however, that the PI Trust will promptly reimburse each member of the TAC who serves as a director of Reorganized Eagle-Picher for all reasonable out-of-pocket costs and expenses incurred by him or her in connection with attending and participating in meetings relating to the performance of his or her duties as a member of the TAC, notwithstanding the broader reimbursement provisions of Article 6.5(c).

         6.6 PROCEDURE FOR OBTAINING CONSENT OF TAC. In the event a matter is subject to the consent of the TAC pursuant to the terms hereof, the Trustees shall provide the TAC with the appropriate information regarding the matter in question. Upon receipt of such information, the TAC shall be given a period of twenty (20) days (the "Period") to respond to the Trustees' request for consent. The Period may be reduced upon unanimous consent of the TAC or extended with the unanimous consent of the Trustees. In the event that the TAC does not respond to the Trustees within the Period as to their approval or non-approval to such matter, then approval by the TAC shall be deemed to have been granted. The members of the TAC must consider in good faith any request by the Trustees prior to any non-approval thereof, and no member of the TAC may withhold his consent unreasonably.


                                    ARTICLE 7

                               GENERAL PROVISIONS
                               ------------------

         7.1 IRREVOCABILITY. The PI Trust is irrevocable, but is subject to amendment as provided in Article 7.3.

         7.2 TERMINATION.
             -----------

             (a) The PI Trust shall automatically terminate on the date (the "TERMINATION DATE") 90 days after the first occurrence of any of the following events:

                        (i) the Trustees in their sole discretion decide to terminate the PI Trust because (A) they deem it unlikely that new Toxic Personal Injury Claims will be filed against the PI Trust and (B) all Toxic Personal Injury Claims duly filed with the PI Trust have been liquidated and satisfied and twelve consecutive months have elapsed during which no new Toxic Personal Injury Claim has been filed with the PI Trust;

                        (ii) if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this Trust Agreement and the Procedures, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes final;

                        (iii) if in the judgment of two/thirds of the Trustees, with the consent of the TAC (which consent shall not be unreasonably withheld), the continued administration of the PI Trust is uneconomic or inimical to the best interests of the persons holding Toxic Personal Injury Claims and the termination of the PI Trust will not expose or subject Reorganized Eagle-Picher or any other Reorganized Debtor or any successor in interest to any increased or undue risk of having any Toxic Personal Injury Claims asserted against it or them or in any way jeopardize the validity or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction; or

                        (iv) 21 years less 91 days pass after the death of the last survivor of all the descendants of Joseph P. Kennedy, Sr. of Massachusetts living on the date of this Agreement's effectiveness, defined under Article 7.16 hereof.

                 (b) On the Termination Date, after payment of all the PI Trust's liabilities have been provided for, all monies remaining in the PI Trust estate shall be transferred to charitable organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the tax-exempt organization(s) shall be related to the treatment of, research, or the relief of suffering of individuals suffering from asbestos or lead caused disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized Eagle-Picher within the meaning of Section 468(d)(3) of the Internal Revenue Code.

         7.3 AMENDMENTS. The Trustees, after consultation with the TAC, and subject to the TAC's consent when so provided herein, may modify or amend this Trust Agreement or any document annexed to it, including, without limitation, the Bylaws, or the Procedures, except that Articles 2.2 (Purpose), 2.4 (Acceptance of Assets and Assumption of Liabilities), 3.1(e) (precluding guaranty of others' debt), 3.2(e) (Trustees' consultation with TAC), 3.3(a)-(c) (claims administration), 5.1 (Number; Chairperson), 5.2 (Term of Service), 5.3 (Appointment of Successor Trustee), 5.5 (Compensation and Expenses of Trustees),
5.6 (Indemnification of

Trustees and Others), 5.9 (Trustees' Independence), 6.1 (TAC Formation and Duties), 6.2 (TAC Number and Chairperson), 6.4 (Appointment of Successor (TAC)),
7.1 (Irrevocability), 7.2 (Termination) and 7.3 (Amendments) herein shall not be modified or amended in any respect. No consent from the Settlors shall be required to modify or amend this Trust Agreement or any document annexed to it. Any modification or amendment made pursuant to this section must be made in writing. Notwithstanding anything contained herein to the contrary, neither this Trust Agreement nor the Procedures shall be modified or amended in any way that would jeopardize the efficacy or enforceability of the Asbestos and Lead PI Permanent Channeling Injunction.

         7.4 MEETINGS. For purposes of Articles 5.5 and 6.5 of this Trust Agreement, a TAC member or a Trustee shall be deemed to have attended a meeting in the event such person spends a substantial portion of the day conferring, by phone or in person, on PI Trust matters with TAC members or Trustees. The Trustees shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Articles 5.5 and 6.5.

         7.5 SEVERABILITY. Should any provision in this Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Trust Agreement.

         7.6 NOTICES. Notices to persons asserting claims shall be given at the address of such person, or, where applicable, such person's legal representative, in each case as provided on such person's claim form submitted to the PI Trust with respect to his or her Toxic Personal Injury Claim. Any notices or other communications required or permitted hereunder shall be in writing and delivered at the addresses designated below, or sent by telecopy pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by any of Reorganized Eagle-Picher, the Trustees or the TAC to the others in compliance with the terms hereof.

To the PI Trust
  or the Trustees:      James J. McMonagle
                        24 Walnut Street
                        Chagrin Falls, Ohio 44022

                        Telecopier: (216) 844-5010
                        Telephone Confirmation: (216) 844-3817

                        and

                        Daniel M. Phillips
                        2049 Delaware Drive
                        Ann Arbor, MI 48103-6014

                        Telecopier: (313) 662-4502
                        Telephone Confirmation (313) 662-4925

                        and

                        Ruth McMullin
                        274 Beacon Street
                        Boston, MA  02116

                        Telecopier:  (617) 536-6223
                        Telephone Confirmation:  (617) 536-6233

With a copy to:         George A. Davidson
                        Hughes Hubbard & Reed L.L.P.
                        1 Battery Park Plaza
                        New York, NY 10004

                        Telecopier: (212) 422-4726
                        Telephone Confirmation: (212) 837-6000

To the TAC:             Robert E. Sweeney, Esq.
                        Robert E. Sweeney Co., L.P.A.
                        Suite 1500, Illuminating Building
                        55 Public Square
                        Cleveland, Ohio  44113

                        Telecopier:  (216) 696-0732
                        Telephone Confirmation:  (216) 696-0606

                        and

                        Robert B. Steinberg, Esq.
                        Rose, Klein & Marias
                        18th Floor
                        801 South Grand Avenue
                        Los Angeles, California  90017-4645

                        Telecopier:  (213) 623-7755
                        Telephone Confirmation:  (213) 626-0571

                        and

                        Gene Locks
                        Greitzer & Locks
                        1500 Walnut Street
                        Philadelphia, PA 19102

                        Telecopier: (215) 985-2960
                        Telephone Confirmation: (215) 893-0100


To Reorganized
  Eagle-Picher:         Eagle-Picher Industries, Inc.
                        Attention:  General Counsel

                        IF BY HAND OR OVERNIGHT DELIVERY:

                        Suite 1300, 580 Building
                        580 Walnut Street
                        Cincinnati, Ohio  45202

                        IF BY MAIL:

                        Post Office Box 779
                        Cincinnati, Ohio  45201

                        Telecopier:  (513) 721-3404
                        Telephone Confirmation: (513) 629-2400

                        and

                        Weil, Gotshal & Manges, L.L.P.
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention:  Stephen Karotkin, Esq.

                        Telecopier:  (212) 310-8007
                        Telephone Confirmation:  (212) 310-8888

                        and

                        Frost & Jacobs
                        2500 PNC Center
                        201 East Fifth Street
                        Cincinnati, Ohio  45202-4182
                        Attention:  Edmund J. Adams, Esq.

                        Telecopier:  (513) 651-6981
                        Telephone Confirmation:  (513) 651-6800

                 All such notices and communications shall be effective when delivered at the designated addresses or when the telecopy communication is received at the designated addresses and confirmed by the recipient by return telecopy in conformity with the provisions hereof.

         7.7 COUNTERPARTS. This Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

         7.8 SUCCESSORS AND ASSIGNS. The provisions of this Trust Agreement shall be binding upon and inure to the benefit of the Settlors, the PI Trust, and the Trustees and their respective successors and assigns, except that neither the Settlors nor the PI Trust nor any Trustee may assign or otherwise transfer any of its, or his or her rights or obligations under this Trust Agreement except, in the case of the PI Trust and the Trustees, as contemplated by Article 3.1.

         7.9 LIMITATION ON CLAIM INTERESTS FOR SECURITIES LAWS PURPOSES. Toxic Personal Injury Claims, and any interests therein, (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that the foregoing shall not apply to the holder of an Asbestos or Lead Contribution Claim that is subrogated to an Asbestos Personal Injury Claim or Lead Personal Injury Claim as a result of its satisfaction of such Asbestos Personal Injury Claim or Lead Personal Injury Claim.

         7.10 ENTIRE AGREEMENT; NO WAIVER. The entire agreement of the parties relating to the subject matter of this Trust Agreement is contained herein and in the documents referred to herein, and this Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

         7.11 HEADINGS. The headings used in this Trust Agreement are inserted for convenience only and neither constitute a portion of this Trust Agreement nor in any manner affect the construction of the provisions of this Trust Agreement.

         7.12 GOVERNING LAW. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         7.13 SETTLORS' REPRESENTATIVE. Eagle-Picher is hereby irrevocably designated as the representative of the Settlors, and it is hereby authorized to take any action required of the Settlors in connection with the Trust Agreement.

         7.14 DISPUTE RESOLUTION. Any disputes that arise under this Agreement or under the annexes hereto shall be resolved by the Bankruptcy Court pursuant to Article 9 of the Plan, except as otherwise provided herein or in the annexes hereto. Notwithstanding anything else herein contained, to the extent any provision of this Trust Agreement is inconsistent with any provision of the Plan, the Plan shall control.

         7.15 ENFORCEMENT AND ADMINISTRATION. The parties hereby acknowledge the Bankruptcy Court's continuing exclusive jurisdiction to interpret and enforce the terms of this Trust Agreement and the annexes hereto, pursuant to Article 9 of the Plan.

         7.16 EFFECTIVENESS. This Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto and until the Effective Date.

         IN WITNESS WHEREOF, the parties have executed this Trust Agreement this 29 day of November, 1996.

                                              SETTLORS:

                                              EAGLE-PICHER INDUSTRIES, INC.


                                              BY: /s/ Thomas E. Petry
                                                 ----------------------------
                                              Name:   Thomas E. Petry
                                                   --------------------------
                                              Title:  Chairman & CEO
                                                    -------------------------

                                              DAISY PARTS, INC.


                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Secretary
                                                    -------------------------


                                              TRANSICOIL, INC.


                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Asst. Secretary
                                                    -------------------------


                                              MICHIGAN AUTOMOTIVE RESEARCH CORP.



                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Asst. Secretary
                                                    -------------------------


                                              EDI, INC.



                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Asst. Secretary
                                                    -------------------------

                                              EAGLE-PICHER MINERALS, INC.


                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Vice President
                                                    -------------------------


                                              HILLSDALE TOOL &
                                                MANUFACTURING CO.


                                              BY: /s/ James A. Ralston
                                                 ----------------------------
                                              Name:   James A. Ralston
                                                   --------------------------
                                              Title:  Secretary
                                                    -------------------------


                                              TRUSTEES:

                                                /s/ James J. McMonagle
                                              -------------------------------
                                              Name: James J. McMonagle

                                                /s/ Ruth McMullin
                                              -------------------------------
                                              Name: Ruth McMullin

                                                /s/ Daniel M. Phillips
                                              -------------------------------
                                              Name: Daniel M. Phillips
                                                         (5 Year Term Trustee)